UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act
of 1934

Date of Report (Date of earliest event reported): January 31, 2005
Modine Manufacturing Company
(Exact name of registrant as specified in its charter)

Wisconsin	1-1373	39-0482000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1500 DeKoven Avenue, Racine, Wisconsin	53403
Address of principal executive offices	Zip Code

Registrant's telephone number, including area code:	(262) 636-1200

_____________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Modine Manufacturing Company is filing this Form 8-K/A solely to refile exhibits 2.1, 2.2 and 2.3 to its Form 8-K dated January 31, 2005. While the text of the exhibits was correct, the formatting was not. This Form 8-K/A links to those same exhibits filed by Transpro, Inc. with its Form 8-K dated January 31, 2005.

Item 1.01 Entry into a Material Definitive Agreement.

On January 31, 2005, as contemplated by the previously announced letter of intent, as amended, Transpro, Inc., Modine Manufacturing Company and a wholly owned subsidiary of Modine Manufacturing Company entered into a merger agreement and a contribution agreement providing for the merger of Modine's aftermarket business into Transpro in an all-stock transaction. In connection with the transaction, Modine and Transpro also entered into an OEM acquisition agreement pursuant to which Modine will acquire Transpro's heavy duty OEM business for cash.

Pursuant to the terms of the merger agreement and contribution agreement, Modine will spin off its aftermarket business to its shareholders free of debt and the resulting company will immediately merge into Transpro. Each step of the transaction is expected to be tax-free to the shareholders of both companies. Following the merger, Modine shareholders will own 52% of the combined company's shares, and Transpro's current shareholders will own the balance.

Charles E. Johnson, currently CEO of Transpro, will become the combined company's CEO and will serve on its Board of Directors. Additionally, the combined company's Board of Directors will consist of two independent directors from Modine's Board and two Modine senior executives, as well as five independent directors from Transpro's Board. One of Transpro's outside directors will serve as Chairman of the Board.

The merger, which is not subject to Modine shareholder approval, is subject to regulatory clearance, Transpro stockholder approval and satisfaction of other customary closing conditions. Closing on the aftermarket spin-off and merger is anticipated during the second calendar quarter of 2005 with the expectation for Modine to close earlier on its purchase of Transpro's heavy-duty OEM business. There can be no assurances that the proposed transactions will be completed or as to the timing thereof. The merger agreement contains certain termination rights for each of Modine and Transpro and further provides that, upon termination of the merger agreement under specified circumstances, one party may be required to pay the other a termination fee of $2.5 million.

Under the terms of the OEM acquisition agreement, Transpro will separately sell its heavy duty and off-road OEM business to Modine for $17 million in cash. Although the completion of that transaction is not dependent on the closing of the aftermarket combination, it is subject to customary closing conditions, as well as the expiration or termination of the HSR waiting period as required by the merger agreement.

The foregoing descriptions of the merger agreement, the contribution agreement and the OEM acquisition agreement do not purport to be complete and are qualified in their entirety by reference to such documents, copies of which are filed as Exhibits 2.1, 2.2 and 2.3, respectively, and are incorporated herein by reference.

On February 1, 2005, Modine issued a press release announcing the transactions. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits
Exhibit Number	Description
http://www.sec.gov/Archives/edgar/data/948844/000095013605000514/0000950136-05-000514-index.htm2.1	Agreement and Plan of Merger, dated as of January 31, 2005, by and among Modine Manufacturing Company, Modine Aftermarket Holdings, Inc. and Transpro, Inc.
http://www.sec.gov/Archives/edgar/data/948844/000095013605000514/file003.htm2.2	Contribution Agreement, dated as of January 31, 2005, by and among Modine Manufacturing Company, Modine, Inc., Modine Aftermarket Holdings, Inc., and Transpro, Inc.
http://www.sec.gov/Archives/edgar/data/948844/000095013605000514/file004.htm2.3	OEM Acquisition Agreement, dated as of January 31, 2005, by and between Modine Manufacturing Company and Transpro, Inc.
99.1	Press Release, dated February 1, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Modine Manufacturing Company

By: /s/ D.B. Rayburn
D.B. Rayburn President and Chief Executive Officer

By: /s/ D.R. Zakos
D.R. Zakos Vice President, General Counsel and Secretary

Date: February 8, 2005

EXHIBIT INDEX
Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of January 31, 2005, by and among Modine Manufacturing Company, Modine Aftermarket Holdings, Inc. and Transpro, Inc.
2.2	Contribution Agreement, dated as of January 31, 2005, by and among Modine Manufacturing Company, Modine, Inc., Modine Aftermarket Holdings, Inc., and Transpro, Inc.
2.3	OEM Acquisition Agreement, dated as of January 31, 2005, by and between Modine Manufacturing Company and Transpro, Inc.
99.1	Press Release, dated February 1, 2005.